EXHIBIT 23.2

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 8, 2022, on the consolidated financial statements of Ero Copper Corp., which comprise the consolidated statements of financial position as at December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive income, cash flows and changes in shareholders’ equity for the years then ended, and the related notes which are incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

May 10, 2022

Vancouver, Canada